Exhibit 99.1
A. H. Belo Corporation
Robert W. Decherd
Chairman of the Board
President
Chief Executive Officer
April 21, 2008
Dear Fellow Shareholders:
Our new company, A. H. Belo Corporation (AHC), has completed its first two months of operations and we will be reporting 1st quarter financial results on April 28. Given the newness of AHC, and the rapidly changing industry conditions in which the Company is operating, it’s timely for me to provide you some perspective about how we see AHC navigating through this challenging period. I plan to continue this conversation from time to time apart from AHC’s required quarterly reports.
The newspaper industry is operating in a very tough environment – an environment unprecedented in the past 60 years. Announcements by AHC’s peer companies and recent business news stories confirm that industry operating results have deteriorated significantly in recent months. AHC has been particularly affected by steep revenue declines year-over-year in Riverside, while Dallas and Providence have held up better on a comparative basis.
The Board of Directors and our Management Committee feel good about AHC’s overall position thanks to the quality of the markets in which we do business, the strength of the Company’s balance sheet, and our ability to focus AHC’s leadership team on transforming our business. AHC is benefiting from the skills and insights of both current leaders and talented new members of our executive team who come from outside the newspaper industry. Without exception, these recently-arrived leaders see the value of AHC’s core assets and know of their further potential in an Internet-centric media world.
While AHC’s 1st quarter financial performance will be substantially below our expectations when the 2008 Financial Plan was constructed, or even as we discussed industry conditions at our Investor Day on January 31, we are encouraged by our ability to respond to such dramatic changes in local markets. As noted above, The Dallas Morning News is performing slightly better than most of its peer newspapers even though core advertising revenues are trending well below 2007.
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8277 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

AHC Shareholders
April 21, 2008
Page Two
Looking ahead, 2008 will be a very difficult year vis-à-vis financial performance. We are looking at every sensible expense reduction while intensifying initiatives geared to maintaining core revenues and creating sustainable incremental revenue streams. We also continue to refine our thinking about the Company’s organization, including matters such as how corporate overhead is allocated since for the time being, we have adopted the approach used previously at Belo Corp.
The Dallas Morning News has undertaken numerous transformational initiatives in recent years in response to secular changes in our business and, along with Providence and Riverside, has managed expenses aggressively during the same period. In total, our three newspaper companies have reduced cash expenses by more than $37 million from January 1, 2006 to December 31, 2007, and we expect to make additional progress during 2008. Headcount for the three newspaper companies has been reduced by 13% over the same period. We launched AHC with a total corporate staff headcount of 50, exclusive of Belo Technologies and Belo Interactive Media – which provide technology and product support for the business and Web site needs of both AHC and Belo Corp.
We plan to talk about our news and information Company in a different way going forward. We will continue to describe the business of our core newspapers in terms of retail, general and total classified revenues, but we won’t spend as much time analyzing sub-categories that are not as meaningful as in the past. We will do our best to be timely in detailing current and potential revenue contributions of new products that are being rolled out both in print and online. Internet revenues, defined by broad categories, and other non-core revenues will be an increasing focus of our conversation with shareholders and analysts. And, we will elaborate on investments made as a result of initiatives from our Business Development team. As to monthly statistical reports or specific earnings guidance, we do not plan to institute either of these regimens because we believe that meaningful business insights cannot be gleaned from short-term patterns in the volatile competitive environment that will persist for the foreseeable future. We will talk about EBITDA and cash generation as measures of the Company’s financial progress, since net income will be impacted heavily by non-cash items (in addition, a change of approximately $200,000 in net income swings earning per share by $0.01 because of our small equity base).
Here are some of the important initiatives we’ve taken in recent months that impact 2008 and 2009. These support our paramount objective of redefining AHC’s business model to be prepared for a rebound from the recession that may last through 2009:
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AHC Shareholders
April 21, 2008
Page Three
➢	We continue to invest in sales force effectiveness and related training in partnership with a specialized sales management consulting firm. There is nothing more important to AHC’s success than having the most contemporary and sophisticated go-to-market selling capability. This capability, combined with increasingly precise audience and customer insights, enables us to persuade advertisers of the efficacy of AHC’s suite of advertising offerings going forward. We have overhauled AHC’s sales incentive programs to motivate our sales executives and account managers to outperform appropriate benchmarks.

➢	We have introduced products over the past year, both print and online, that will generate several million dollars in incremental revenue in 2008 and more in 2009.

➢	We continue to be one of the most aggressive companies in the newspaper business — if not the most aggressive — in focusing the circulation of our core newspapers on readers who matter most to advertisers. We are eliminating all “bonus days” (which advertisers tell us are of no value to them), bringing down third party circulation, and paring back marketing efforts in geographies that do not support the value proposition for advertisers that is so critical to our long-term relationship with them. Circulation price increases are being implemented in all AHC markets in selected categories, which will generate approximately $6 million of incremental revenue in 2008 and approximately $5 million additional in 2009.

➢	The reduction of web widths at AHC’s newspapers is underway and will be completed during the first half of 2009, resulting in newsprint savings of more than $1.4 million this year and $2.5 in 2009.

➢	In both Dallas and Riverside, contracts have been secured recently to print or distribute newspapers including The New York Times, the Financial Times, the San Diego Union-Tribune, and the Orange County Register. These contracts generate significant revenue and have attractive margins.

➢	The Dallas Morning News has reorganized its recruitment advertising telemarketing operation, focusing on outbound calls rather than the traditional inbound call model. In the 1st quarter alone, the recruitment acquisition team generated total sales of more than $700,000, including spending by many advertisers who had been out of the paper for more than a year.
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AHC Shareholders
April 21, 2008
Page Four
As to AHC’s Internet operations, there is much progress to report. Some of the highlights are:
➢	Traffic at AHC’s newspaper sites is up strongly, with 60% more unique visitors year-over-year through the 1st quarter. Page views in the 1st quarter were up 8% over the same period in 2007.

➢	National sales continues to be a growth story as agencies are finding value in the large local audiences on AHC sites. Agencies are starting to break the habit of buying just the Big Four portals. In 2007, AHC national sales increased by 197% versus 2006 and this growth has continued into 2008, with AHC sites posting a 14% increase compared to the 1st quarter of 2007.

➢	Moving into the second year of AHC’s relationship with Yahoo!, deep ties are being forged across the primary drivers of recruitment advertising, content and search, and graphical ad serving. AHC’s relationship with Yahoo! has led to significant traffic growth. In the first two months of 2008, Yahoo!HotJobs page views have grown by at least 50% in AHC markets and now rival the local reach and page views of Monster.com in our respective markets. Additionally, our Dallas and Riverside Web sales teams are generating incremental revenue by cross-selling Yahoo! graphical display advertising inventory. Providence is scheduled to begin selling graphical display advertising in the 2nd quarter.

➢	AHC’s newspaper site traffic is also benefiting from access to new Yahoo! technologies and products. Yahoo! has now replaced Google as the largest incoming source of AHC site traffic. In March 2008, Yahoo! was also the largest source of referred traffic to AHC Web sites. Content sharing and referrals from Yahoo! are having a positive impact. As an example, The Dallas Morning News is participating in the Beta rollout of Yahoo’s! “Buzz” social networking content site. As part of that test, Yahoo! has placed links to several stories from DallasNews.com on its home page. Those links are creating spikes in traffic. One link on March 12 drove more than 262,000 page views to DallasNews.com, almost 14% of site traffic that day. The Providence Journal and The Press-Enterprise are joining the Buzz program shortly.
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AHC Shareholders
April 21, 2008
Page Five
➢	HSGameTime.com (HSGT), the startup site launched in all AHC and Belo Corp. markets devoted to fans and participants in high school sports, has generated substantial page views and user engagement since its launch in August 2007. Since launch, users across the network have uploaded 158,000 photos, 2,500 videos and 4,900 stories. HSGT is also playing a critical role in expanding AHC’s reach with younger audiences. The demographic profile of HSGT users shows that 45% of the site’s users are under 18 years of age.

➢	AHC journalists have taken to blogging and the creative opportunities afforded by online media. AHC bloggers are now populating dozens of blogs each day. In the 1st quarter, AHC Web sites generated a total of 13.2 million page views associated with our blogs representing more than a 10x increase in page views compared to the same period in 2007.

➢	Online video continues to represent a strong and growing opportunity for AHC Web sites. In the 1st quarter of 2008, DallasNews.com served nearly 500,000 video streams – a number that rivals the monthly video streams served by most major market television station Web sites.

➢	DallasNews.com recently introduced a search-reseller program that allows its advertisers to purchase keyword search terms across all major Web portals. This program, which will soon launch in Providence and Riverside, is another example of how AHC’s strong relationships with local advertisers can be extended to include additional advertising product offerings.
In broad terms, AHC continues to publish and distribute very high quality unduplicated online content that is founded on strong journalistic tenets. This is our greatest asset going forward. AHC’s content-creating capability in the local marketplace is almost impossible to replicate, and our newspapers’ brands represent a significant business opportunity in developing – and sustaining – print and online products that have local meaning.
Finally, a note about pending litigation. On April 3, the U.S. District Court judge in Dallas overseeing the 2004 shareholder lawsuit denied class action certification for the plaintiffs. This is an extremely positive development and is consistent with our long-standing belief that the plaintiffs’ case is without merit. It is also noteworthy that last October, the Securities and Exchange Commission staff sent our counsel a letter stating that it had completed its inquiry into the circulation overstatement and that the staff does not intend to recommend any enforcement action by the SEC.
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AHC Shareholders
April 21, 2008
Page Six
It is encouraging to me and my colleagues on AHC’s Management Committee how many investors in our Company openly express concern about where American society would be without great local newspapers playing a role in our democracy. We share that concern, and posit that in lieu of daily newspapers as we have known them historically, the Internet does not substitute for newspapers’ role in local communities. This is one reason why we are so determined to create a business model at A. H. Belo Corporation that works in an Internet-centric world.
We have much work to do as a new company and many details still to address with respect to AHC’s spin-off from Belo Corp. However, I am very reassured by the enthusiasm, intensity and determination of our management team and employees across AHC. With the full engagement of the Board of Directors, I’m confident we will succeed in devising strategies that enable A. H. Belo Corporation to thrive for many years to come.
/s/ Robert Decherd
Statements in this communication concerning A. H. Belo Corporation’s (“the Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; circulation trends; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission, including the Company’s information statement on Form 10 dated January 31, 2008.